Filed Pursuant to Rule 424(b)(7)

Registration No. 333-158196

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
3.50% Convertible Senior Subordinated Debentures due 2024	$100,000,000(1)	$5580(1)

(1)	The filing fee of $5580 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 28, 2009)

$100,000,000 Principal Amount of 3.50% Convertible Senior Subordinated Debentures due 2024 and up to 10,966,000 Shares of Common Stock Issuable in Connection with the Conversion of the Debentures

This prospectus supplement relates to the resale by the selling securityholders identified herein of up to $100,000,000 in aggregate principal amount of our 3.50% Convertible Senior Subordinated Debentures due 2024 (the “Debentures”) and up to 10,966,000 shares of our common stock issuable in connection with the conversion thereof, including up to 9,935,400 shares of common stock issuable upon conversion of the Debentures and up to 1,030,600 shares of common stock issuable as coupon make-whole payments in connection with conversions of Debentures. The Debentures were issued to the selling securityholders in a private placement in March 2009. We will not receive any proceeds from the potential sale of the Debentures or shares offered by the selling securityholders.

The Debentures are convertible into shares of our common stock at a conversion rate of 99.354 shares per $1,000 principal amount of Debentures (representing a conversion price of approximately $10.065), at any time prior to the close of business on the business day immediately preceding the final maturity date of the Debentures (or earlier termination of the conversion right). The conversion rate is subject to adjustment in certain circumstances. See “Description of the Debentures—Conversion of Debentures.”

We may terminate the right of holders to convert if the closing price on the New York Stock Exchange of a share of common stock exceeds 150% of the conversion price then in effect for a specified minimum period. As of the date of this prospectus supplement, the closing stock price condition to the exercise of our conversion termination right had been satisfied for the requisite minimum period. We anticipate exercising the conversion termination right on or shortly after the date hereof. Prior to March 20, 2012, holders who convert within 20 days following the issuance of a notice of termination of conversion rights will receive, in addition to shares of common stock issued at the conversion rate, a coupon make-whole payment, in cash and/or shares of common stock, determined in accordance with the indenture relating to the Debentures. We currently intend to pay these coupon make-whole payments in shares of common stock. The number of shares issued to each holder in respect of the coupon make-whole payments will be determined in accordance with the terms of the indenture relating to the Debentures and will vary depending upon interest rates and the price of our common stock prior to the conversion. See “Description of the Debentures—Conversion of Debentures—Termination of conversion rights.”

We may redeem all or any part of the Debentures at our option on or after March 20, 2012, at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest up to, but excluding the redemption date. See “Description of the Debentures—Optional Redemption by CommScope.”

The holders of Debentures may require us to repurchase all or any portion of the Debentures, for cash, on March 20, 2012, March 15, 2014, and March 15, 2019 (each a “repurchase date”), or at any time prior to maturity upon the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest up to, but excluding the repurchase date. See “Description of the Debentures—Repurchase at Option of the Holder.”

The Debentures are our unsecured senior subordinated obligations and are subordinated to our senior indebtedness. The Debentures will effectively rank junior to our subsidiaries’ liabilities. See “Description of the Debentures—Subordination of the Debentures.”

On May 28, 2009 the last reported sale price of our common stock (listed under the symbol “CTV”) on the New York Stock Exchange was $24.91 per share.

Investing in our Debentures or shares of our common stock involves risks. See “Risk factors” beginning on page S-5 of this prospectus supplement and the “Risk Factors” section beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 29, 2009

Prospectus supplement

Prospectus

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated April 28, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of the securities registered hereby. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities and other information you should know before investing in our securities. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our securities, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where you can find more information.”

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

Except where otherwise specified or the context otherwise requires, references in this prospectus supplement to “CommScope,” “the Company,” “we,” “us,” and “our” are to CommScope, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 1100 CommScope Place SE, Hickory, North Carolina 28602. Our phone number is (828) 324-2200.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements, and the information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.commscope.com. Information on our website is not incorporated into this prospectus supplement by reference and should not be considered a part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange (NYSE: CTV), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein) filed on February 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on April 28, 2009;

•

Our Current Reports on Form 8-K filed on January 21, 2009, February 13, 2009, February 18, 2009, March 3, 2009, March 13, 2009, March 20, 2009, March 25, 2009, April 15, 2009, May 1, 2009, May 20, 2009, May 26, 2009 (Item 1.01 and 8.01 information only) and May 28, 2009; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A, dated April 24, 1997, as amended.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) until the termination of the offering of the securities being made by this prospectus supplement. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

We are not making an offer of these securities in any state where the offer is not permitted. For purposes of this prospectus supplement and the accompanying prospectus, any statement contained in a document incorporated or deemed to be incorporated herein or therein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein or therein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: CommScope, Inc., Attention: Investor Relations, 1100 CommScope Place SE, Hickory, NC 28602; telephone (828) 324-2200. The filings are also available on our website at www.commscope.com.

Forward-looking statements

Certain statements in this prospectus supplement, in the accompanying prospectus and in the documents that we incorporate by reference herein and therein that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Exchange Act, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to our business position, plans, transition, outlook, revenues, earnings, margins, accretion, synergies and other financial items, restructuring plans, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal production capacity and expansion, competitive pricing, relative market position and outlook. While we believe such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified, in some cases, by the use of certain terms and phrases including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew Corporation (“Andrew”); the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; delays or challenges related to removing, transporting or reinstalling equipment; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. These and other factors are discussed in greater detail in our periodic filings with the SEC. The information contained in this prospectus supplement represents our best judgment at the date of this prospectus supplement based on information currently available. However, we do not intend, and are not undertaking any duty or obligation, to update this information to reflect developments or information obtained after the date of this prospectus supplement.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein, as well as our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our securities.

The Company

CommScope, Inc. is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, we combine technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Our business is organized into four segments: Antenna, Cable and Cabinet Group (“ACCG”); Enterprise; Broadband; and Wireless Network Solutions (“WNS”).

Our ACCG segment includes product offerings of primarily passive transmission devices for the wireless infrastructure market including base station antennas, coaxial cable and connectors and microwave antennas as well as secure environmental enclosures for electronic devices and equipment used by wireline and wireless providers. The ACCG segment is largely composed of product lines that were part of Andrew Corporation (“Andrew”), which we acquired on December 27, 2007. We are a global leader in radio frequency (“RF”) subsystem solutions for wireless networks. We are also a North American leader in developing and providing environmentally secure cabinets to integrate complex equipment for digital subscriber line and fiber-to-the-node deployments by telecommunication service providers.

Our Enterprise segment consists mainly of structured cabling systems for business enterprise applications and connectivity solutions for wired and wireless networks within organizations. The Enterprise segment also includes coaxial cable for various video and data applications that are not related to cable television. We are a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.

Our Broadband segment consists mainly of coaxial cable, fiber optic cable and conduit for cable television system operators. These products support multi-channel video, voice and high-speed data services for residential and commercial customers using hybrid fiber coaxial architecture. We believe we are the premier manufacturer of coaxial cable for broadband cable television networks globally.

Our WNS segment consists of base station subsystems and core network products such as power amplifiers, filters, location-based systems, network optimization analysis systems and products and solutions that extend and enhance the coverage of wireless networks, such as RF repeaters and distributed antenna systems. Base station subsystems and RF products cover all of the major wireless standards and frequency bands and are sold individually or as part of integrated systems.

Risk factors

In addition to the risks discussed under “Forward-Looking Statements,” you should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before investing in our securities. These risks and uncertainties have the potential to have a material adverse impact on our business, financial condition and results of operations.

Risks related to the Company

You should carefully consider the risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and our other periodic reports filed with the SEC and incorporated by reference in this prospectus supplement before making an investment in the securities registered by this prospectus supplement and the accompanying prospectus. In addition, before making any investment decision, you should also carefully consider the other information we include and incorporate by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the value of our securities.

Risks related to the Debentures and our common stock

We anticipate issuing a conversion termination notice with respect to the Debentures on or after the date hereof. If we issue such a conversion termination notice, you will lose the right to convert the Debentures into shares of our common stock after the close of business on the twentieth day following the issuance of the conversion termination notice.

We anticipate issuing a conversion termination notice with respect to the Debentures on or after the date hereof. If we issue such a conversion termination notice, holders of the Debentures will be entitled to convert their Debentures into shares of common stock at a conversion rate of 99.354 shares per $1,000 principal amount of Debentures (representing a conversion price of approximately $10.065), subject to adjustment in certain circumstances, at any time prior to the close of business on the twentieth day following the issuance of the conversion termination notice, plus a coupon make-whole payment determined in accordance with the indenture relating to the Debentures. We currently anticipate paying this coupon make-whole payment through the issuance of common stock.

If we issue such a conversion termination notice, after the close of business on the twentieth day following the issuance of such conversion termination notice, any holders of unconverted Debentures will lose their rights to convert the Debentures into shares of our common stock. The value of any outstanding Debentures which remain unconverted following such date may substantially decline as a result of the termination of such conversion rights and the reduction in liquidity in the trading market, if any, for the Debentures.

The Debentures are unsecured and holders of senior indebtedness will be paid before holders of the Debentures are paid.

The Debentures are our unsecured senior subordinated obligations and the payment of the principal of and interest on the Debentures is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness. The Debentures also effectively rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. At March 31, 2009 and before giving effect to our issuance on May 28, 2009 of $287.5 million of 3.25% Senior Subordinated Convertible Notes due 2015 (which rank pari passu with the Debentures) and the repayment of $400 million of indebtedness on such date under our senior secured credit facilities, our indebtedness to which the Debentures would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness, and we had $298.3 million available to be borrowed under our revolving credit facility, which, if borrowed, would also be secured. The indenture governing the Debentures does not limit the amount of debt that we or our subsidiaries may incur.

If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the Debentures only after our senior indebtedness has been paid. Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation or dissolution, and therefore the right of the holders of the Debentures to participate in those assets, will be subordinated to the claims of our subsidiaries’ creditors, including trade creditors. We cannot assure you that there will be sufficient assets to pay amounts due on the Debentures at maturity or if we become bankrupt, liquidate or dissolve.

If we fail to pay any of our senior indebtedness, we may make payments on the Debentures only if we cure the default or the holders of the senior indebtedness waive the default.

The Debentures are obligations exclusively of CommScope, Inc. and not of our subsidiaries, and payment to holders of the Debentures will be structurally subordinated to the claims of our subsidiaries’ creditors.

The Debentures are not guaranteed by any of our subsidiaries. As a result, the indebtedness of our subsidiaries, which totaled approximately $13.5 million as of March 31, 2009, will rank effectively senior to the indebtedness represented by the Debentures, to the extent of such subsidiaries’ assets. In addition, the indenture governing the Debentures does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

We are a holding company and we depend on the cash flow of our subsidiaries to satisfy our obligations including our future obligations under the Debentures.

Our subsidiaries conduct all of our operations and own all of our consolidated assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay amounts due on the Debentures or to provide us with funds to satisfy our payment obligations. Therefore, our operating cash flow and our ability to service our debt, including the Debentures, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. These payments may not be adequate to pay interest and principal on the Debentures when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under current and future debt instruments. These debt instruments may include requirements to maintain minimum levels of working capital and other assets.

Recent developments in the convertible debt markets may adversely affect the market value of the Debentures.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets. In response to this market instability, the SEC has proposed certain limitations on the ability of investors to effect short sales (including price tests and “circuit breakers” prohibiting short sales in certain circumstances), which could be adopted later this year. Other regulatory organizations may do the same. In certain circumstances, these limitations could make it difficult to execute the convertible arbitrage strategy that many convertible debt investors employ. Any governmental actions that interfere with the ability of convertible debt investors to effect short sales on underlying common stock could significantly affect the market value of the Debentures.

The Debentures do not contain restrictive financial covenants, and we may incur substantially more debt or take other actions that may affect our ability to satisfy our obligations under the Debentures.

The indenture governing the Debentures does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture governing the Debentures does not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Our failure to comply with the restrictions in our debt instruments could result in a default.

Our senior secured credit facilities contain covenants that restrict our ability and our subsidiaries’ ability to:

•	dispose of assets;

•	suffer or permit dissolution or liquidation;

•	incur or repay indebtedness;

•	incur liens on property or assets;

•	make acquisitions;

•	pay dividends;

•	enter into certain investments or transactions;

•	repurchase or redeem capital stock;

•	engage in mergers or consolidations; or

•	engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

Our compliance with our covenants in our senior secured credit facilities or other debt instruments in the future may be affected by events beyond our control. Our breach of or failure to comply with any of the covenants in our senior secured credit facilities could result in a default under the senior secured credit facilities. If we default under the senior secured credit facilities, the lenders could cause all of our outstanding indebtedness under that facility to become due and payable, require us to apply all of our available cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe, including the Debentures. If the indebtedness under our senior secured credit facilities is accelerated, we may not have sufficient assets to repay amounts due.

Moreover, our senior secured credit facilities are secured by substantially all of our assets. Accordingly, in the event of a default by us under this facility, the lenders would have a first priority secured claim on these assets. In such event, our remaining assets may be insufficient to repay the Debentures.

We may not have the ability to purchase the Debentures upon specified repurchase dates or upon a designated event, and our debt contains limitations on our ability to pay cash upon the repurchase of the Debentures.

Holders of the Debentures will have the right to require us to repurchase the Debentures upon the occurrence of a designated event (as defined in the indenture) and at specified repurchase dates at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of the Debentures—Repurchase at the Option of the Holder” and “Description of the Debentures—Repurchase at Option of the Holder Upon a Designated Event.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered Debentures. In addition, our current senior secured credit facilities do not permit us to repurchase the Debentures. Further, our ability to repurchase the Debentures also may be limited by law, by regulatory authority or by the agreements governing any future indebtedness. Our failure to repurchase tendered Debentures at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the designated event itself could also lead to a default or require a prepayment under, or result in the acceleration of the maturity or repurchase of, our existing or future indebtedness. The requirement that we offer to repurchase the Debentures upon a designated event is limited to the transactions specified in the definition of a “designated event” under “Description of the Debentures—Repurchase at Option of the Holder Upon a Designated Event,” which definition differs from the definition of a “fundamental change” or “change of control” in the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Debentures.

Some significant restructuring transactions may not constitute a designated event, in which case we would not be obligated to offer to repurchase the Debentures.

Upon the occurrence of a designated event, you have the right to require us to repurchase your Debentures. However, the designated event provisions will not afford protection to holders of Debentures in the event of other transactions that could adversely affect the Debentures. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a designated event requiring us to repurchase the Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Debentures.

There is no public market for the Debentures, which could limit their market price or your ability to sell them.

There currently is no public trading market for the Debentures and, unless such a market develops, you may not be able to sell your Debentures. Even if such a market develops, the liquidity of such a market may be limited. Moreover, any Debentures that are traded may trade at a discount from the price at which you bought them. Future trading prices of the Debentures will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the Debentures for an indefinite period of time. We do not intend to apply for listing or quotation of the Debentures on any securities exchange or automated quotation system. As a result of conversions of Debentures following the issuance by us of a conversion termination notice, the trading market for the Debentures may be further materially limited.

Fluctuations in the price of our common stock may make the Debentures and our common stock more difficult to resell.

The market price and volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, our operations, business prospects or liquidity or sales of our common stock. During the period from January 1, 2008 to May 28, 2009, our common stock has fluctuated from a high of $56.50 per share to a low of $6.89 per share. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, the price and volume volatility of our common stock may be affected by, without limitation:

•	changes in financial estimates by securities analysts, or our inability to meet or exceed securities analysts’ or investors’ estimates or expectations;

•	actual or anticipated sales of common stock by existing shareholders, whether in the market or in subsequent public offerings;

•	capital commitments;

•	additions or departures of key personnel;

•	developments in our business or in the telecommunications industry generally;

•	a prolonged downturn in the telecommunications industry;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility;

•	changes in global financial and economic markets;

•	armed conflict, war or terrorism;

•	regulatory changes affecting our industry generally or our business and operations;

•	changes in market valuations of other companies in our industry;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Holders who receive common stock in connection with conversion of the Debentures will also be subject to the risk of volatility and depressed prices of our common stock. In addition, for so long as the Debentures are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the Debentures to the extent they are convertible into our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the Debentures.

We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We recently completed public offerings of (i) 10,465,000 shares of common stock and (ii) $287,500,000 aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015 which, based on the initial conversion rate of 36.3636 shares per $1,000 principal amount of convertible notes, are currently convertible into an aggregate of 10,454,535 shares of our common stock. The issuance of additional shares of our common stock upon conversion of such convertible notes, or other issuances of our common stock or convertible or other equity linked securities, including options, and warrants, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and, to the extent they are convertible into our common stock, the Debentures and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the Debentures.

For so long as the Debentures are convertible, if we initiate a cash dividend on our common stock, or if the conversion rate is (or fails to be) adjusted in other circumstances, a holder may be deemed to have received a taxable dividend without the receipt of any cash.

For so long as the Debentures are convertible, if we initiate a cash dividend on our common stock, an adjustment to the conversion rate may result, and a holder may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, if an adjustment is made to the conversion rate of the notes (or there is a failure to make such an adjustment), and the adjustment (or failure to make an adjustment) has the effect of increasing a holder’s proportionate interest in our assets or earnings, such holder may also be deemed to have received a taxable dividend without the receipt of any cash. If a holder is a non-U.S. holder (as defined in “Certain United States federal income and estate tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income and estate tax considerations.”

Ratio of earnings to fixed charges and

deficiency in the coverage of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three months ended March 31, 2009 and 2008. This table supersedes the information contained in the accompanying prospectus under the caption “Ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges.” We had no preferred stock outstanding for any of the periods presented.

	Year ended December 31,					Three months ended March 31,
(in thousands, except ratios)	2008(2)	2007	2006	2005	2004	2009	2008
Ratio of earnings to fixed charges(1)	—	25.76	14.98	6.85	—	—	—
Deficiency in the coverage of earnings to fixed charges(1)	$(236,445)	—	—	—	$(6,272)	$(30,147)	$(13,376)

(1)	In computing the ratio of earnings to fixed charges or deficiency in the coverage of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity in losses of OFS BrightWave, LLC, net gain on OFS BrightWave, LLC transaction and gain on OFS BrightWave, LLC receivable, plus fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of capitalized expense related to indebtedness and an estimate of the interest component of rent expense under operating leases. Where earnings are inadequate to cover fixed charges, the deficiency is reported.
(2)	Excluding the non-cash goodwill and other intangible asset impairment charges of $397,093 (pre-tax) during the year ended December 31, 2008, the ratio of earnings to fixed charges for 2008 would be 2.00.

Use of proceeds

We will not receive any of the proceeds from the sale of the Debentures or the shares of common stock issuable in connection with the conversion of the Debentures by the selling securityholders.

Description of the Debentures

The Debentures were issued under an indenture dated as of March 19, 2009, between CommScope, Inc., as issuer, and U.S. Bank National Association, as trustee. You may request a copy of the indenture from CommScope or the trustee.

The following description is a summary of the material provisions of the Debentures and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the Debentures, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or Debentures are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Debentures.

As used in this “Description of the Debentures” section, references to “CommScope,” “we,” “our” or “us” refer solely to CommScope, Inc. and not to our subsidiaries, unless the context requires otherwise.

General

The Debentures are limited to $100,000,000 aggregate principal amount. The Debentures are issued only in denominations of $1,000 and multiples of $1,000. The Debentures are convertible into common stock as described under “— Conversion of Debentures.” The Debentures will mature on March 15, 2024 unless earlier converted, redeemed or repurchased. Unless the context requires otherwise, the term “Debenture” as used in this prospectus refers to each $1,000 principal amount of Debentures.

The Debentures are our unsecured, senior subordinated obligations. The payment of the principal of and interest on the Debentures is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness (including obligations under the Credit Agreement (as defined below)), as described under “— Subordination of Debentures” below. The Debentures also rank equally in express right of payment with our future senior subordinated indebtedness and senior to any of our existing and future subordinated indebtedness. The Debentures will also rank junior to our secured indebtedness (including obligations under the Credit Agreement) to the extent of the underlying collateral. At March 31, 2009 and before giving effect to our issuance on May 28, 2009 of $287.5 million of 3.25% Senior Subordinated Convertible Notes due 2015 (which rank pari passu with the Debentures) and the repayment of $400 million of indebtedness on such date under our senior secured credit facilities, our indebtedness to which the Debentures would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness, and we had $298.3 million available to be borrowed under our revolving credit facility, which, if borrowed, would also be secured.

CommScope is a holding company with no assets other than its ownership interests in its various subsidiaries. CommScope conducts all of its operations through those subsidiaries. As a result, we are completely dependent upon the operations and cash flows of our subsidiaries to meet our obligations, including our debt service obligations with respect to the Debentures. Our subsidiaries will have no obligation to pay any amounts due on the Debentures or to make any funds available to us for payment of the Debentures upon maturity or upon a redemption or repurchase of the Debentures as described below.

Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries (if any), and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the Debentures.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of CommScope except to the extent described below under “— Repurchase at Option of the Holder” and “—Repurchase at Option of the Holder Upon a Designated Event.”

The Debentures bear interest at a rate of 3.50% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from March 19, 2009, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semiannually in arrears on March 15 and September 15, beginning on September 15, 2009, to holders of record at the close of business on the preceding March 1 and September 1, respectively.

If any date for the payment of interest is not a business day, then the applicable payment will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay. If any redemption date, repurchase date or maturity date is not a business day, then the payment of principal and accrued interest will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay.

An office will be maintained in the Borough of Manhattan, New York City, where we will pay the principal and premium, if any, on the Debentures and where you may present the Debentures for conversion, registration of transfer or exchange for other denominations, which office shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the Debenture register. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

The Debentures are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the indenture.

Conversion of Debentures

Unless the right to convert the Debentures is terminated as described under “—Termination of Conversion Right” below, at any time prior to the close of business on the business day immediately preceding the final maturity date of the Debentures, holders may convert any of their Debentures, in whole or in part, into shares of our common stock, initially at a conversion rate of 99.354 shares of common stock per $1,000 principal amount of Debentures, subject to adjustment as described below, which is based upon an initial conversion price of approximately $10.065 per share. A holder may convert Debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

We anticipate exercising the termination rights described under “—Termination of Conversion Rights” below, on or shortly after the date hereof.

Conversion Procedures

To convert Debentures into common stock, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the Debenture or facsimile of the conversion notice and deliver such notice to the conversion agent;

•	surrender the Debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the conversion date under the indenture. The Debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the Debentures are converted (and cash in lieu of any fractional shares) no later than five business days after the conversion date. If a holder’s interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any Debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

If we call Debentures for redemption, a holder may convert its Debentures only until the close of business on the business day prior to the redemption date, unless we fail to pay the redemption price. If a holder has delivered a notice informing us of its exercise of its repurchase rights, as described below under “— Repurchase at Option of the Holder” or “— Repurchase at Option of the Holder Upon a Designated Event” with respect to a Debenture, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

We will not issue fractional common shares upon conversion of Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a Debenture is convertible, together with any cash payment for such holder’s fractional shares will be deemed to satisfy our obligation to pay the principal amount of the Debenture and accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest to the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Income and EstateTax Considerations.”

Notwithstanding the preceding paragraph, if Debentures are converted after a record date but prior to the next interest payment date, holders of such Debentures at the close of business on the record date will receive the interest payable on such Debentures on the corresponding interest payment date notwithstanding the conversion. Such Debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the Debentures so converted; provided that no such interest payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Debenture.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) payment or issuance of common stock as a dividend or distribution on our common stock;

(2) the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices of the common stock for the 10 consecutive trading days preceding the declaration date for such distribution;

(3) subdivisions or combinations of our common stock;

(4) distributions by us to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clause (1) or (2) above or any dividend or distribution paid exclusively in cash;

(5) the payment of cash as a dividend or distribution on our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up; or

(6) payment by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

In addition to the foregoing, in the event of:

•	any reclassification or change of the outstanding shares of our common stock other than a subdivision or combination to which provision (3) above applies;

•	a consolidation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your Debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the Debentures into our common stock immediately prior to any of these events.

You may in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. See “Certain United States Federal Income and Estate Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or stock or rights distribution. See “Certain United States Federal Income and Estate Tax Considerations.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Conversion Upon Designated Event

If a holder elects to convert in connection with a corporate transaction that constitutes a “designated event,” as defined in the indenture, occurring prior to March 20, 2012, then the conversion rate of the Debentures at that time shall be increased so such holder will be entitled to receive a number of additional shares of common stock as specified in the indenture; provided that if the share price in such transaction is greater than $20.00 or less than $9.15, no increase in the conversion rate shall be made; and provided further that in no event will the conversion rate exceed 109.284 shares per $1,000 principal amount of Debentures, subject to adjustments in the same manner as the conversion rate. Holders who receive additional shares in connection with a designated event will not be entitled to receive a coupon make-whole payment upon termination of their conversion rights as described immediately below.

Termination of Conversion Rights

We may terminate the right of holders to convert in certain circumstances if the closing price of a share of common stock exceeds 150% of the conversion price then in effect for a minimum period. We have satisfied the conditions placed on such exercise as of the date of this prospectus supplement. Accordingly, we anticipate exercising this right on or shortly after the date hereof. Prior to March 20, 2012, holders who convert within 20 days following the issuance of a notice of termination of conversion rights will receive, in addition to shares of common stock issued at the conversion rate, a coupon make-whole payment, in cash and/or shares of common stock, at our option, equal to the present value of the unpaid interest through March 20, 2012. We currently intend to pay these coupon make-whole payments in shares of common stock. The number of shares issued to each holder in respect of the coupon make-whole payments will vary depending upon the date on which each holder converts. The number of shares issued to each holder in respect of the coupon make-whole payments will be determined in accordance with the terms of the indenture relating to the Debentures and will vary depending on interest rates and the price of our common stock prior to the conversion.

Optional Redemption by CommScope

Prior to March 20, 2012, the Debentures are not redeemable. On or after March 20, 2012, we may redeem the Debentures at any time or from time to time in whole or in part. Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of Debentures being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding Debentures are to be redeemed, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed, to the extent practicable, to be of the portion selected for redemption.

We may not redeem the Debentures if we have failed to pay any interest on the Debentures and such failure to pay is continuing. No Debentures may be redeemed by us if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded.

Repurchase at Option of the Holder

You have the right to require us to repurchase your Debentures on March 20, 2012, March 15, 2014 and March 15, 2019 for cash. We will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a Debenture will be equal to the principal amount to be repurchased plus accrued and unpaid interest to, but excluding, the repurchase date.

We must give notice of an upcoming repurchase date to all Debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will include a form of repurchase notice from the holder and will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their Debentures.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•

if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures (or, if your Debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures);

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, New York City, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debenture. If the paying agent holds money sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then, on and after such date:

•	the Debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debenture.

This will be the case whether or not book-entry transfer of the Debenture has been made or the Debenture has been delivered to the paying agent. No Debentures may be repurchased by us at the option of holders on March 20, 2009, March 15, 2014 and March 15, 2019 if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

We may be unable to repurchase the Debentures if you elect to require us to repurchase the Debentures pursuant to this provision. If you elect to require us to repurchase the Debentures on March 20, 2009, March 15, 2014 and March 15, 2019, we may not have enough funds to pay the repurchase price for all tendered Debentures. Our Credit Agreement does, and any future credit agreements or other agreements relating to our indebtedness may, contain provisions prohibiting repurchase of the Debentures under certain circumstances. If you elect to require us to repurchase the Debentures at a time when we are prohibited from repurchasing them, we could seek the consent of our lenders to repurchase the Debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the Debentures. In connection with any offer to require us to repurchase Debentures as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the Debentures in the open market or by tender at any price or by private agreement. Any Debenture so purchased by us may, to the extent permitted by applicable law, be resold or may be surrendered to the trustee for cancellation. Any Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase at Option of the Holder Upon a Designated Event

If a designated event occurs at any time prior to the maturity of the Debentures, you may require us to repurchase your Debentures, in whole or in part, on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The Debentures will be repurchased only in multiples of $1,000 principal amount.

We will repurchase the Debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment on such interest payment date to the holder of record at the close of business on the corresponding record date.

We will mail to all record holders a notice of a designated event and repurchase rights within 20 days after such event has occurred. We are also required to deliver to the trustee a copy of the designated event notice and to issue a press release announcing such designated event. If you elect to require us to repurchase your Debentures, you must deliver to the trustee or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice in the form set forth on the reverse of the Debentures and any Debentures to be repurchased, duly endorsed for transfer.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•

if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures (or, if your Debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures);

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debenture. If the paying agent holds money sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then, on and after such date:

•	the Debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debenture.

This will be the case whether or not book-entry transfer of the Debenture has been made or the Debenture has been delivered to the paying agent.

A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading,” as such terms are defined below.

A “fundamental change” is defined to include any of:

(1) a transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not all or substantially all common stock that is listed on, or immediately after the transaction or event will be listed on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market;

(2) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all outstanding shares of our capital stock that are entitled to vote generally in the election of directors; or

(3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

The term “continuing director” means a director who either was a member of our board of directors on March 19, 2009 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) ceases to be listed for trading on a U.S. national or regional securities exchange or approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices that is a successor thereto.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply in the event of a designated event. In connection with any designated event we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

This designated event repurchase right could discourage a potential acquirer of CommScope. No Debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

We may be unable to repurchase the Debentures upon a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered Debentures. Our current Credit Agreement does, and any future credit agreements or other agreements relating to our indebtedness may, contain provisions prohibiting repurchase of the Debentures under certain circumstances, or expressly prohibit our repurchase of the Debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing Debentures, we could seek the consent of our lenders to repurchase the Debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Subordination of the Debentures

The Debentures are our unsecured obligations and subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of all our existing and future senior indebtedness (including obligations under our Credit Agreement). The Debentures will be pari passu in right of payment to all of our other senior subordinated indebtedness (including our outstanding $287.5 million in aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015) and senior in right of payment to all of our subordinated indebtedness.

At March 31, 2009 and before giving effect to our issuance on May 28, 2009 of $287.5 million of 3.25% Senior Subordinated Convertible Notes due 2015 (which rank pari passu with the Debentures) and the repayment of $400 million of indebtedness on such date under our senior secured credit facilities, our indebtedness to which the Debentures would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness, and we had $298.3 million available to be borrowed under our revolving credit facility, which, if borrowed, would also be secured. The Debentures are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.

Only our senior indebtedness ranks senior in right of payment to the Debentures pursuant to the provisions of the indenture. The Debentures have the same rank in right of payment as all our other senior subordinated indebtedness and rank senior in right of payment to any of our subordinated indebtedness.

The term “senior indebtedness” means:

(1) the principal, premium, if any, interest and all other amounts owed in respect of CommScope’s (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, Debentures, bonds or other similar instruments;

(2) all obligations of CommScope (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) payable under the Credit Agreement, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by CommScope;

(3) all of CommScope’s capital lease obligations;

(4) all obligations issued or assumed by CommScope as the deferred purchase price of property, all of CommScope’s conditional sale obligations and all of CommScope’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(5) all of CommScope’s obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which CommScope is responsible or liable as obligor, guarantor or otherwise; and

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of CommScope’s properties or assets (whether or not such obligation is assumed by CommScope), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the Debentures or is subordinated to any other senior indebtedness, (y) any indebtedness between or among CommScope or affiliates of CommScope, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of such trust, partnership or other entity affiliated with CommScope that is, directly or indirectly, a financing vehicle of CommScope (a “financing entity”) in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the Debentures and (z) accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

“Senior subordinated indebtedness” means, with respect to us, the Debentures and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the Debentures in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the Debentures.

“Credit Agreement” means that certain Credit Agreement, dated as of December 27, 2007, by and among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the Other Lenders Party thereto, Bank of America Securities LLC, and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd. and Calyon New York Branch, as Co-Documentation Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced or refinanced from time to time, whether or not with the same parties.

Such senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness, including, without limitation, any modifications to interest rates or fees or dates of payment of interest, fees or principal or to financial or other covenants or events of default, as well as any release of any collateral or person obligated on such senior indebtedness, or other waiver or forbearance.

By reason of such subordination, in the event of dissolution, insolvency or bankruptcy, receivership, liquidation, reorganization or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, or any assignment for the benefit of our creditors or any other marshaling of our assets and liabilities, upon any payment or distribution of our assets or securities,

•

holders of senior indebtedness will be entitled to receive payment in full before the holders of Debentures will be entitled to receive any payment or distribution on account of the Debentures (except that holders may receive and retain permitted junior securities);

•

the holders of the Debentures are required to pay over their share of such payment or distribution to the holders of senior indebtedness or their representative for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

•	holders of senior indebtedness may recover more, ratably, and holders of the Debentures may recover less, ratably, than our other creditors.

In addition, we may not make any payment or distribution with respect to any Debentures nor may we redeem, acquire or defease any Debentures, if:

•	any payment default on any senior indebtedness has occurred and is continuing; or

•

any default (other than a payment default) with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the trustee receives a written notice from the holders of senior indebtedness or their representatives; provided, however, that only a holder of more than $10 million of senior indebtedness can provide a senior indebtedness default notice.

Notwithstanding the foregoing, payments with respect to the Debentures may resume and we may acquire Debentures for cash when:

•	the default with respect to the senior indebtedness is cured or waived in writing or ceases to exist; or

•

in the case of a default described in the second bullet above, 179 days after the receipt by us of the senior indebtedness default notice, provided that the terms of the indenture otherwise permit the payment or acquisition of the Debentures at that time.

If we receive a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the Debentures as provided above. In addition, no payment or distribution may be made on the Debentures if any Debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of:

•	120 days after the date of such acceleration; or

•	the payment in full in cash or other payment of all senior indebtedness,

but only if such payment or distribution is then otherwise permitted under the terms of the indenture.

The Debentures are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be subject to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

No provision contained in the indenture or the Debentures affects our obligation, which is absolute and unconditional, to pay the Debentures when due. The subordination provisions of the indenture do not prevent the occurrence of any default or event of default under the indenture.

Prohibition of Incurrence of Senior Subordinated Debt

We shall not incur or suffer to exist indebtedness that is senior in right of payment to the Debentures and subordinate in right of payment to any of our senior indebtedness.

Merger and Sale of Assets by CommScope

The indenture provides that we may not consolidate with or merge with or into any other person and that we may not sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other items:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

the successor person (other than any successor who is bound to our obligations under the Debentures and the indenture by operation of law) assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the Debentures and the indenture;

•	after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Debentures and the indenture. Although such transactions are permitted under the indenture, the occurrence of any such transactions could constitute a designated event, permitting each holder to require us to repurchase the Debentures of such holder as described above. An assumption of our obligations under the Debentures and the indenture by any such person might be deemed for United States federal income tax purposes to be an exchange of the Debentures for new Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	failure to pay principal, if any, when due at maturity, upon redemption, repurchase, acceleration or otherwise on the Debentures;

•	failure to pay any interest on the Debentures, when due and such failure continues for a period of 30 days;

•

default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the Debentures as required under the indenture and such failure continues for a period of 10 business days;

•	failure to provide notice to the holders of Debentures of the occurrence of a designated event within the period specified therefor;

•

our indebtedness for borrowed money or indebtedness for borrowed money of any of our significant subsidiaries is not paid after the stated maturity of such indebtedness or is accelerated and the total amount of such indebtedness unpaid or accelerated exceeds $20 million, and such debt is not discharged or such acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Debentures);

•

any judgment or decree for the payment of money in excess of $20 million is entered against us, or any significant subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice;

•

default in the performance by us of any of the other covenants in respect of the Debentures for 90 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Debentures); or

•	certain events involving our bankruptcy, insolvency or reorganization relating to us.

The term “significant subsidiary” means any of our subsidiaries that is a “significant subsidiary,” as defined in Rule 1-02(w) of Regulation S-X.

The trustee may withhold notice to the holders of the Debentures of any default, except defaults in payment of principal, premium, interest on the Debentures. However, the trustee must consider it to be in the interest of the holders of the Debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Debentures may declare the principal, if any, accrued and unpaid interest to the date of such declaration, on the outstanding Debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, if any, accrued and unpaid interest on the Debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal and accrued and unpaid interest on Debentures that shall have become due by acceleration, the holders of a majority in aggregate principal amount of the Debentures then outstanding, by written notice to us and to the trustee, may waive all defaults and rescind and annul such declaration and its consequences.

Upon any such acceleration, the subordination provisions of the indenture preclude any payment being made to holders of Debentures until the earlier of:

•	120 days or more after the date of such acceleration; and

•	the payment in full in cash of all senior indebtedness,

but only if such payment is then otherwise permitted under the terms of the indenture. See “— Subordination of Debentures” above.

Payments of principal and interest on the Debentures that are not made when due will accrue interest from the required payment date at the then applicable interest rate for the Debentures and, in addition, such further amount as is sufficient to cover the costs and expenses of collection.

No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the Debentures, unless:

•	the holder has given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in principal amount of outstanding Debentures make a written request to pursue the remedy, and offer reasonable security or indemnity to the trustee against the costs, expenses and liabilities to be incurred by the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Debentures within 60 days of such notice; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive any existing default and its consequences except:

(1) any default in any payment of interest or principal of the Debentures;

(2) any default with respect to the conversion rights of the Debentures;

(3) any default in the payment of the redemption price;

(4) a default in the payment of the repurchase price (upon a repurchase at the option of a holder or a repurchase upon a designated event); or

(5) any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each Debenture as described in “— Modification” below.

When a default is waived, it is deemed cured and will cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Modification

The consent of the holders of a majority in principal amount of the outstanding Debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Debenture if it would:

•	extend the fixed maturity of any Debenture;

•	reduce the rate or extend the time for payment of interest of any Debenture;

•	reduce the principal amount of any Debenture;

•	reduce any amount payable upon redemption or repurchase of any Debenture;

•	adversely change our obligation to redeem any Debentures on a redemption date;

•	adversely change our obligation to repurchase any Debenture at the option of the holder;

•	adversely change our obligation to repurchase any Debenture upon a designated event;

•	impair the right of a holder to institute suit for payment on any Debenture;

•	change the currency in which any Debenture is payable;

•	impair the right of a holder to convert any Debenture or reduce the number of common shares or any other property receivable upon conversion;

•	affect the ranking of the Debentures or change the definition of senior indebtedness;

•	change our obligation to maintain an office in the places set forth in the indenture;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	adversely modify the subordination provisions of the indenture without the consent of each affected holder.

We are permitted to modify the following provisions of the indenture without the consent of the holders of the Debentures:

•	to make provision with respect to the conversion rights of the holders of Debentures pursuant to the conversion provisions related to a reclassification, consolidation, merger or sale;

•	to convey, transfer, assign, mortgage or pledge to the trustee any property, assets or securities as security for the Debentures, in accordance with the terms of the indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the Debentures;

•	to add guarantees with respect to the Debentures;

•

to add to our covenants such further covenants, restrictions or conditions as the board of directors and the trustee shall consider to be for the benefit of the holders of Debentures, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an event of default;

•

to provide for the issuance of Debentures in coupon form (including Debentures registrable as to principal only) and to provide for exchangeability of such Debentures with the Debentures issued in fully registered form;

•

to cure any ambiguity, omission, defect or inconsistency in the indenture or to make any change that does not materially adversely affect the rights of the holders of the Debentures in any material respect;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to issue additional Debentures in accordance with the terms of indenture; and

•

to modify, eliminate or add to the provision of the indenture as necessary to comply with the requirements of the SEC or to maintain the qualifications of the indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted; and

•

to make other changes to the Indenture or forms or terms of the Debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders.

Form, Denomination and Registration

The Debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global Debenture, Book-Entry Form

Debentures are evidenced by one or more global debentures. We deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest on, and the redemption or repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including the presentation of Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the Debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue the Debentures in definitive certificated form if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

•

an event of default shall have occurred and the maturity of the Debentures shall have been accelerated in accordance with the terms of the Debentures and any holder shall have requested in writing the issuance of definitive certificated Debentures; or

•	we have determined in our sole discretion that Debentures shall no longer be represented by global debentures.

Information Concerning the Trustee

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, Debenture registrar and custodian for the Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Debentures, the trustee must eliminate such conflict or resign.

Governing Law

The Debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Description of capital stock

Pursuant to the Amended and Restated Certificate of Incorporation, the authorized capital stock of the Company consists of (i) 300,000,000 shares of common stock, $.01 par value per share, of which 72,612,576 shares were issued and outstanding as of May 18, 2009 and (ii) 20,000,000 shares of preferred stock, $.01 par value per share, none of which were issued and outstanding as of such date. The number of shares of common stock outstanding excludes (i) 10,465,000 shares issued in our recent public offering of common stock, (ii) 3,259,084 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2009 under our stock compensation plans with a weighted average exercise price of $25.18 as of March 31, 2009, (iii) 1,867,194 shares of common stock issuable upon vesting of restricted stock units and performance share awards (as of March 31, 2009), (iv) 2,362,334 shares of common stock available for future stock award grants (including the 2,300,000 shares approved by shareholders on May 1, 2009) (v) 10,454,535 shares of common stock issuable upon conversion of our recently issued 3.25% Senior Subordinated Convertible Notes due 2015 and (vi) up to 10,966,000 shares of our common stock issuable in connection with the conversion of the Debentures (including in connection with coupon make-whole payments). All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Common stock

Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. Subject to the preferential rights of any outstanding series of preferred stock, and to any restrictions on payment of dividends imposed by our senior secured credit facilities, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of our Company upon the liquidation, dissolution or winding up of our Company. Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of our Company. Certain provisions of the certificate of incorporation and by-laws of our Company have the effect of making more difficult an acquisition of control of our Company in a transaction not approved by our board of directors.

Preferred stock

Our authorized capital stock includes 20,000,000 shares of preferred stock, none of which are currently issued or outstanding. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

Certain charter and by-law provisions and provisions of Delaware law affecting our capital stock

Classified board of directors

Our board of directors is divided into three classes with each class elected in staggered elections and serving a three year term. Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the board of directors. If we are confronted by a stockholder attempting to pursue a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board additional time to review the proposal. The board would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

Limitation of director liability

Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

Delaware anti-takeover law and various charter and by-laws provisions

Delaware law. We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

•	our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; and

•

the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special meetings. Our by-laws provide that special meetings of stockholders for any purpose or purposes can be called only upon the request of our chairman of the board, our president, our board of directors, or the holders of shares entitled to at least a majority of the votes at the meeting. In order to request a special meeting, stockholders must comply with the procedures set forth in our by-laws.

Amendment of our by-laws. To adopt, repeal, alter or amend the provisions of our by-laws, our by-laws require the affirmative vote of either the holders of at least a majority of the voting power of all of the issued and outstanding shares of our capital stock entitled to vote on the matter or our board of directors.

Advance notice provisions for stockholder nominations and proposals. Our by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors,’ or to bring other business before an annual meeting of our stockholders.

These procedures provide that only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely and proper written notice in accordance with the procedures set forth in our by-laws to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. Further, these procedures provide that at an annual meeting, the only business that may be conducted is the business that has been specified in the notice of the meeting given by, or at the direction of, our board or by a stockholder who has given timely written and proper notice to our secretary of such stockholder’s intention to bring that business before the meeting.

Under our by-laws, a stockholder’s notice nominating a person for election as a director must contain certain information, as specified in our by-lows, about the proposed nominee and the nominating stockholder. If our chairman of the board determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder’s notice proposing the conduct of business must contain certain information, as specified in our by-lows, about the business and about the proposing stockholder. If our chairman of the board determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

By requiring advance notice of nominations by stockholders, our by-laws afford our board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, also provide our board with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board’s position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of these nominees or proposals might be harmful or beneficial to us and our stockholders.

Written consent provisions. Our by-laws provide that any action required or permitted to be taken by the holders of capital stock at any meeting of our stockholders may be taken without a meeting only by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. A stockholder seeking to have the stockholders authorize or take action by written consent must comply with the procedures set forth in our by-laws.

Transfer agent

The transfer agent for our common stock is Computershare Investor Services, LLC.

Certain United States federal income and estate tax considerations

The following summary describes certain material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the Debentures and the common stock into which the Debentures may be converted.

This summary deals only with the Debentures, and with common stock into which the Debentures may be converted, held as capital assets (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

•	United States state and local or non-United States tax consequences;

•	the tax consequences for the stockholders, partners or beneficiaries of a beneficial owner of the Debentures;

•

special tax rules that may apply to particular beneficial owners of the Debentures, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, certain traders in securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and persons subject to the alternative minimum tax;

•	the tax consequences for non-U.S. holders that own, directly or constructively, more than 5% of the common stock of the Company or the Debentures; and

•

special tax rules that may apply to a beneficial owner of the Debentures that holds the Debentures or common stock into which the Debentures may be converted, as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of the Debentures, and common stock into which the Debentures may be converted, as set forth in this summary. Before you purchase any Debentures, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Debentures, and the common stock into which the Debentures may be converted, that may be applicable to you.

U.S. holders

For the purposes of the following discussion, a “U.S. holder” is a beneficial owner of a Debenture or Debentures, or of common stock into which the Debentures may be converted, that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, (i) if a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (ii) if the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) is the beneficial owner of the Debentures, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Debentures or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of purchasing, owning and disposing of the Debentures and the common stock into which the Debentures may be converted.

Payments of interest

Interest on your Debentures will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your Debentures in your gross income at the time you receive the interest; and

•

if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your Debentures in your gross income at the time the interest accrues.

Market Discount and Bond Premium

If you purchase a Debenture at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the Debenture.

Under the market discount rules of the Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Debenture as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by you. In addition, you may be required to defer, until the maturity of the Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the Debenture. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Debenture to the maturity date of the Debenture, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debenture and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service (the “IRS”).

If you purchase a Debenture for an amount in excess of the amount payable at maturity of the Debenture, the excess, if any, of your purchase price (exclusive of the portion of your purchase price attributable to the Debenture’s conversion feature as determined under applicable Treasury regulations) over the amount payable at maturity of the Debenture will be considered “bond premium.” You may elect to amortize the premium using a constant yield method over the remaining term of the Debenture. The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the Debenture included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the Debenture, and finally as a carryforward allowable against your future interest inclusions on the Debenture. The election, once made, applies to all taxable bonds held or acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Sale, repurchase, redemption or other taxable disposition of the Debentures

Upon the sale, exchange, repurchase, redemption or other taxable disposition of your Debentures (other than a conversion), you will generally recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “—U.S. holders—Payments of interest”); and

•	your tax basis in the Debentures.

Your tax basis in the Debentures generally will equal the cost of the Debentures, increased by the amount of any market discount previously included in your gross income and reduced by the amount of any amortizable bond premium applied to reduce (or allowed as a deduction against) interest with respect to your Debentures. Subject to the market discount rules described above under “— U.S. Holders — Market Discount and Bond Premium,” your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the Debentures for more than one year. The deductibility of capital losses is subject to limitations. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% for any taxable year beginning prior to January 1, 2011.

Conversion of the Debentures

If you convert your Debentures, you generally will not recognize any income, gain or loss upon the receipt of shares of our common stock, including in respect of the coupon make-whole payment, upon a conversion except that the fair market value of any common stock received with respect to accrued interest will be treated as a payment of interest (as described above). Your tax basis in the common stock received on conversion of a Debenture, including common stock received in respect of the coupon make-whole payment (but excluding common stock received in respect of accrued interest), generally will be the same as your adjusted tax basis in the Debenture at the time of conversion (reduced by any basis allocable to a fractional share interest). A U.S. holder’s tax basis in shares of common stock treated as attributable to accrued interest generally will equal the amount of such accrued interest included in income. The holding period for the common stock received on conversion will generally include the holding period of the Debenture converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

If you receive cash in respect of the coupon make-whole payment upon a conversion, you may be required to recognize gain in connection with the conversion. Because there is no authority directly on point with respect to a payment such as the coupon make-whole payment in connection with a conversion, the extent to which you may be able to take your basis in the Debentures into account in calculating your gain is unclear. As a result, it is unclear what your basis in the shares of our common stock that you receive upon such a conversion will be.

If you submit your Debentures for conversion between a record date and the opening of business on the next interest payment date and are required to pay funds equal to the interest payable on the principal amount being converted, you should consult your own tax advisor concerning the appropriate tax treatment of such payment made by you and the interest payment subsequently received by you.

Exercise of the conversion termination right

In general, a “significant modification” of an existing debt instrument, whether effected pursuant to an amendment to the terms of a debt instrument or an actual exchange of an outstanding debt instrument for a new debt instrument, will be treated as an exchange of the outstanding debt instrument for a new debt instrument for United States federal income tax purposes. A “modification” means an alteration in the terms of a debt instrument, with certain exception for alterations that occur by operation of the terms of the debt instrument. A modification will be considered “significant” if, based on all of the facts and circumstances (and, subject to certain exceptions, taking into account all modifications of the debt instruments collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

It is unclear whether our exercise of the conversion termination right will be treated as a “modification” of the Debentures. If our exercise of the conversion termination right is treated as a modification, we believe it will constitute a “significant modification.” If our exercise of the conversion termination right is not treated as a significant modification, then our exercise of the conversion termination right will have no United States federal income tax consequences for you. If our exercise of the conversion termination right is treated as a significant modification, then our exercise of the conversion termination right will be treated as a “recapitalization” for United States federal income tax purposes.

Upon our exercise of the conversion termination right, you would not recognize any gain or loss on the exchange of the outstanding Debentures for new Debentures. Except for the portion of any new Debentures that may be allocated to accrued but unpaid interest, you would generally have an initial tax basis in the new Debentures equal to your adjusted tax basis in the outstanding Debentures surrendered and would have a holding period in the new Debentures that included your holding period in the outstanding Debentures surrendered.

The issue price of the new Debentures will depend upon whether either the new Debentures or the outstanding Debentures are “publicly traded” within the meaning of applicable United States Treasury Regulations. For these purposes, the outstanding Debentures or the new Debentures, as the case may be, will be treated as publicly traded if, at any time within the 60-day period ending 30 days after the exercise of the conversion termination right, the Debentures appear on a system of general circulation that provides a reasonable basis for determining fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions. If the new Debentures are treated as publicly traded for these purposes, then the issue price of the new Debentures will be their fair market value on the issue date. If the outstanding Debentures, but not the new Debentures, are treated as publicly traded for these purposes, then the issue price of the new Debentures will be the fair market value of the outstanding Debentures on the issue date. If neither the new Debentures nor the outstanding Debentures are publicly traded, then the issue price of the new Debentures will be the present value of the scheduled payments on the new Debentures, as determined by discounting such payments at the “applicable federal rate,” which is a rate published monthly by the IRS. If the issue price of the new Debentures is less than the issue price of the outstanding Debentures by more than a de minimis amount, then you would be required to accrue original issue discount with respect to the new Debentures.

A U.S. Holder that has market discount on the outstanding Debentures should consult its own tax advisor regarding the consequences of our exercise of the conversion termination right. If the issue price of the new Debentures, as determined under applicable United States federal income tax principles, is less than the issue price of the outstanding Debentures, market discount on the outstanding Debentures may be converted to original issue discount to the extent of such differential. Although market discount is not required to be taken into income until the sale or other disposition of the Debentures (unless certain elections have been made), original issue discount would be required to be included in income on a constant yield basis over the life of the new Debentures and in advance of cash payments attributable to such income.

Distributions on common stock

In general, distributions with respect to our common stock received upon the conversion of a Debenture will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at special rates (effective for tax years beginning before January 1, 2011) if the holder meets certain holding period and other applicable requirements.

Constructive distributions

The conversion price of the Debentures may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, will generally not be considered to result in a constructive distribution. Some of the possible adjustments provided in the Debentures, including without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions. Any deemed distribution to you will be taxable to you in the same manner as an actual distribution received by you, as described under “—U.S. holders—Distributions on common stock” above. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the Debentures to provide for such an adjustment may result in a deemed distribution to holders of common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of United States federal income tax applicable in respect of dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment of withholding taxes against payments of cash and common stock payable on the Debentures (or, in some circumstances, against any payments on the common stock).

Sale or other taxable disposition of common stock

A U.S. holder will generally recognize gain or loss on the sale or other taxable disposition of common stock received upon the conversion of a Debenture equal to the difference between the amount realized and the holder’s adjusted tax basis in the common stock. Such gain or loss will generally be capital gain or loss, except that any gain will be treated as ordinary income to the extent of any accrued market discount which existed at the time of the conversion. As discussed above under “—Sale, repurchase, redemption or other taxable disposition of the Debentures,” capital gain of a non-corporate U.S. holder is currently eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion consideration after a change in control

In some situations, we may provide for the conversion of the Debentures into shares of an acquiror. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified Debenture could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss and, if loss, the recognition of original issue discount as interest income on the Debentures.

Backup withholding and information reporting

In general, “backup withholding,” at the applicable rate, for payments on the Debentures or common stock and proceeds from the sale or other disposition of the Debentures or common stock may apply if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that appropriate information is timely provided to the IRS.

A U.S. holder will also be subject to information reporting with respect to payments on the Debentures or common stock and proceeds from the sale or other disposition of the Debentures or common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. holders

The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a Debenture or of common stock into which the Debentures may be converted, and are neither a U.S. holder (as defined above) nor a partnership or any entity or arrangement classified as a partnership for United States federal income tax purposes.

Payments of interest

Interest paid by us or our paying agent (in its capacity as such) to you on your Debentures will qualify for the “portfolio interest” exemption of the Code, and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a properly completed IRS Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Debentures on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your IRS Form W-8BEN and provides us or our paying agent with a copy of it.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this section.

If you cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you timely provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If you are engaged in a trade or business in the United States and interest on your Debentures is effectively connected with the conduct of your trade or business and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, you generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders on the interest (although, as discussed above, interest is exempt from the United States federal withholding tax provided that you timely provide a properly executed IRS Form W-8ECI (or other applicable form)). If you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Sale, redemption, repurchase or other taxable disposition of Debentures

You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, redemption, repurchase or other taxable disposition of your Debentures (including gain attributable to the receipt of cash in lieu of a fractional share upon conversion of a Debenture into common stock, but not including any proceeds representing accrued but unpaid interest (which will be treated in the manner described above under “—Non-U.S. holders—Payments of interest”) unless:

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Debentures, and specific other conditions are met (in which case, your gain will generally be subject to a flat 30% tax, which may be offset by United States source capital losses, even though you are not considered a resident of the United States);

•

the gain is effectively connected with your conduct of a U.S. trade or business, and, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you (in which case, your gain will generally be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the “branch profits tax” described above may also apply); or

•

we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax generally will not apply to a non-U.S. holder whose holdings, direct and indirect, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock and 5% or less of our Debentures, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Conversion of Debentures

The conversion of your Debentures into common stock will generally not be a taxable event, except that the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest as described under “—Non-U.S. holders—Payments of interest.” To the extent that you receive cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock.

Dividends on common stock

In the event that we make distributions on our common stock that are treated as dividends for United States federal income tax purposes, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular rates applicable to dividends in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements.

Constructive dividends

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “—U.S. holders—Constructive distributions” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Non-U.S. holders—Dividends on common stock.” Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, we may, at our option, set off any payment of United States federal withholding tax against payments of cash and common stock payable on the Debentures (or, in some circumstances, against any payments on the common stock). If we deduct United States federal withholding tax from interest payments on your Debentures under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

You generally will not be taxed on gain recognized upon the sale or other taxable disposition of common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States (in which case, your gain will generally be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the “branch profits tax” described above may also apply);

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met (in which case, your gain will generally be subject to a flat 30% tax, which may be offset by United States source capital losses, even though you are not considered a resident of the United States); or

•

we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

United States federal estate tax

If you are an individual non-U.S. holder who also is not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, Debentures owned or treated as owned by you will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

•	your interest on the Debentures is effectively connected with your conduct of a U.S. trade or business.

If you are such an individual non-U.S. holder at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, your estate may be subject to United States federal estate tax.

Backup withholding and information reporting

Under current Treasury regulations, backup withholding and information reporting may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of the Debentures or common stock into which the Debentures may be converted, unless you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of interest on the Debentures or dividends on the common stock into which the Debentures may be converted. Copies of such reports may also be made available to the tax authorities in the jurisdiction in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

The gross proceeds from the disposition of your Debentures or of common stock into which the Debentures may be converted may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your Debentures or common stock into which the Debentures may be converted outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Debentures or common stock into which the Debentures may be converted through a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States federal income tax purposes; or

•

is a foreign partnership, if at any time during its tax year either (i) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your Debentures or common stock into which the Debentures may be converted to or through a U.S. office of a broker, the payment is subject to both United States backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Selling Securityholders

We issued the Debentures in a private placement in March 2009. We are registering the Debentures and the shares of common stock into which the Debentures are convertible, together with shares of our common stock issuable in connection with any coupon make-whole payment in respect of the Debentures, on behalf of the selling securityholders named in the table below. The selling securityholders may from time to time offer and sell any or all of the Debentures and the common stock.

The following table and related footnotes supplement, and to the extent inconsistent therewith supercede, the section appearing under the heading “Selling Securityholders” in the accompanying prospectus. We prepared this table based on information supplied to us by the selling securityholders named in the table. In addition, we may add up to $1,675,000 in aggregate principal amount of Debentures, and up to approximately 181,041 shares of common stock issuable in connection with conversion thereof, to the Debentures and common stock registered by this prospectus supplement, by way of future prospectus supplement or future amendment hereto.

The selling securityholders may sell all, some or none of their Debentures and/or shares of common stock using this prospectus supplement and the accompanying prospectus. See “Plan of Distribution” on page S-43 of this prospectus supplement.

	Principal Amount of Debentures at Maturity		Number of Shares of Common Stock
Selling Securityholder	Principal Amount at Maturity of Debentures Beneficially Owned That May be Sold	Percentage of Debentures Outstanding (1)	Maximum Number of Shares of Common Stock That May be Sold (2)	Shares Beneficially Owned Prior to this Offering (2)	Shares Beneficially Owned After Completion of this Offering
AG Ofcon Ltd	$20,500,000	20.5%	2,248,030	2,248,030	0
AG Oncon LLC	$3,500,000	3.5	383,810	383,810	0
Basso Holdings Ltd.	$2,500,000	2.5	274,150	274,150	0
Capital Venture International	$14,000,000	14.0	1,535,240	1,535,240	0
CNH CA Master Account, L.P. (3)	$6,000,000	6.0	657,960	657,960	0
CNH Diversified Opportunities Fund (4)	$600,000	*	65,796	65,796	0
Del Mar Master Fund, Ltd	$7,000,000	7.0	767,620	767,620	0
Highbridge Convertible Opportunities Master Fund L.P. (5)	$7,700,000	7.7	844,382	844,382	0
Highbridge International, LLC (6)	$28,900,000	28.9	3,169,174	3,169,174	0
Sunrise Partners Limited Partnership	$2,625,000	2.625	287,857	287,857	0
Titan Multi Asset Volatility LLC Relative Value	$5,000,000	5.0	767,620	1,040,347	272,727

*	Less than one percent.
(1)	Calculated based on $100,000,000 aggregate principal amount of notes outstanding as of May 28, 2009.
(2)	Includes 9,935,400 shares of common stock into which the notes listed in the table are convertible and 1,030,600 shares which may be issued in connection with payments of coupon make-whole payments. Assumes conversion of all of the holder’s notes at a conversion ratio of approximately 99.354 shares of common stock per $1,000 in principal amount of the notes, or a conversion price of approximately $10.065 per share. However, this conversion price is subject to additional adjustment as described under “Description of the Debentures—Conversion of Debentures.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Also assumes the issuance to selling securityholders of the maximum number of shares of common stock issuable in connection with coupon make-whole payments. The actual number of shares issued to such selling securityholders in respect of coupon make-whole payments may be less than the amount shown.
(3)	AQR Capital Management, LLC is Investment Advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the registerable securities owned by CNH CA Master Account, L.P. Investment principals for AQR Capital Management, LLC are Clifford Asness, Robert Krail, John Liew, David Kabiller, Jacques Friedman, Oktay Kurbanov, Ronen Israel and Lars Nielsen.
(4)	CNH Partners, LLC is the Investment Advisor of CNH Diversified Opportunities Fund and has sole voting and dispositive power over the registerable securities owned by CNH Diversified Opportunities Fund. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Toll Pulvino. CNH Principal Partners I, LLC acts as general partner of CNH Diversified Opportunities Fund and has delegated to CNH Partners, LLC full discretionary control relating to all investment decisions made on behalf of CNH Diversified Opportunities Fund.
(5)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control

Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(6)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Opportunities Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Opportunities Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Opportunities Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Opportunities Master Fund, L.P.

Plan of distribution

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Debentures and the common stock into which the Debentures are convertible or which are received in connection with any coupon make-whole payment in respect of the Debentures directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Debentures and the common stock into which the Debentures are convertible or which are received in connection with any coupon make-whole payment in respect of the Debentures may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Debentures or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the Debentures and the common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Debentures or the common stock in the course of hedging the positions they assume. The selling holders may also sell the Debentures or the common stock short and deliver these securities to close out their short positions, or loan or pledge the Debentures or the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling holders from the sale of the Debentures or common stock offered by them will be the purchase price of the Debentures or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the Debentures for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the Debentures.

In order to comply with the securities laws of some states, if applicable, the Debentures and common stock into which the Debentures are convertible or which are received in connection with any coupon make-whole payment in respect of the Debentures may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock into which the Debentures are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any Debentures or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific Debentures or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in a further prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus supplement relates.

PROSPECTUS	April 28, 2009

CommScope, Inc.

Common Stock

Preferred Stock

Senior or Subordinated Debt Securities

Convertible Debt Securities

Warrants

3.50% Convertible Senior Subordinated Debentures due 2024

We may, from time to time, offer to sell common stock, preferred stock, senior or subordinated debt securities, convertible debt securities, warrants and our 3.50% Convertible Senior Subordinated Debentures due 2024. We refer to our common stock, preferred stock, senior or subordinated debt securities, convertible debt securities, warrants and our 3.50% Convertible Senior Subordinated Debentures due 2024, collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “CTV.”

Investing in our securities involves risks. See “Risk Factors” on page 3. You should also consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus

The Company

CommScope, Inc. is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, we combine technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Our business is organized into four segments: Antenna, Cable and Cabinet Group (“ACCG”); Enterprise; Broadband; and Wireless Network Solutions (“WNS”).

Our ACCG segment includes product offerings of primarily passive transmission devices for the wireless infrastructure market including base station antennas, coaxial cable and connectors and microwave antennas as well as secure environmental enclosures for electronic devices and equipment used by wireline and wireless providers. The ACCG segment is largely composed of product lines that were part of Andrew Corporation (“Andrew”), which we acquired on December 27, 2007. We are a global leader in radio frequency (“RF”) subsystem solutions for wireless networks. We are also a North American leader in developing and providing environmentally secure cabinets to integrate complex equipment for digital subscriber line and fiber-to-the-node deployments by telecommunication service providers.

Our Enterprise segment consists mainly of structured cabling systems for business enterprise applications and connectivity solutions for wired and wireless networks within organizations. The Enterprise segment also includes coaxial cable for various video and data applications that are not related to cable television. We are a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.

Our Broadband segment consists mainly of coaxial cable, fiber optic cable and conduit for cable television system operators. These products support multi-channel video, voice and high-speed data services for residential and commercial customers using hybrid fiber coaxial architecture. We are the premier manufacturer of coaxial cable for broadband cable television networks globally.

Our WNS segment consists of base station subsystems and core network products such as power amplifiers, filters, location-based systems, network optimization analysis systems and products and solutions that extend and enhance the coverage of wireless networks, such as RF repeaters and distributed antenna systems. Base station subsystems and RF products cover all of the major wireless standards and frequency bands and are sold individually or as part of integrated systems.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling security holders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and any prospectus supplement accompanying this prospectus, together with the information described under the headings “Where you can find more information” and “Incorporation by reference,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “CommScope,” “we,” “us,” and “our” are to CommScope, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 1100 CommScope Place SE, Hickory, North Carolina 28602. Our phone number is (828) 324-2200.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements, and the information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.commscope.com. Except as set forth below under “Incorporation by reference,” information on our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus. Our common stock is listed on the New York Stock Exchange (NYSE: CTV), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein) filed on February 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on April 28, 2009;

•	Our Current Reports on Form 8-K filed on January 21, 2009, February 13, 2009, February 18, 2009, March 3, 2009, March 13, 2009, March 20, 2009, March 25, 2009 and April 15, 2009; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A, dated April 24, 1997, as amended.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: CommScope, Inc., Attention: Investor Relations, 1100 CommScope Place SE, Hickory, NC 28602; telephone (828) 324-2200. The filings are also available on our website at www.commscope.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

Risk factors

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Use of proceeds

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

Description of the securities

We and/or certain selling security holders may offer from time to time, in one or more offerings, the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated;

•	convertible senior subordinated debt securities;

•	warrants exercisable for common stock, preferred stock or debt securities; or

•	our 3.50% Convertible Senior Subordinated Debentures due 2024.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, senior or subordinated debt securities, convertible senior subordinated debt securities, warrants or 3.50% Convertible Senior Subordinated Debentures due 2024 that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, to the extent applicable, will be contained in the prospectus supplement and other offering material relating to such offering.

Ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three months ended March 31, 2009 and 2008. We had no preferred stock outstanding for any of the periods presented.

	Year ended December 31,					Three months ended March 31,
	2008(2)	2007	2006	2005	2004	2009	2008
	(in thousands, except ratios)
Ratio of earnings to fixed charges(1)	—	22.50	15.51	6.85	—	—	—
Deficiency in the coverage of earnings to fixed charges(1)	$(236,445)	—	—	—	$(6,272)	$(30,147)	$(13,376)

(1)	In computing the ratio of earnings to fixed charges or deficiency in the coverage of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity in losses of OFS BrightWave, LLC, net gain on OFS BrightWave, LLC transaction and gain on OFS BrightWave, LLC receivable, plus fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of capitalized expense related to indebtedness and an estimate of the interest component of rent expense under operating leases. Where earnings are inadequate to cover fixed charges, the deficiency is reported.
(2)	Excluding the non-cash goodwill and other intangible asset impairment charges of $397,093 (pre-tax) during the year ended December 31, 2008, the ratio of earnings to fixed charges for 2008 would be 1.99.

Selling security holders

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Legal matters

The validity of any securities offered under this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements and financial schedule of CommScope, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet as of December 31, 2007, the consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2007 and 2006, and the related financial statement schedule for the years then ended incorporated in this prospectus by reference from CommScope’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs (1) relating to the effects of the adoption of Statement of Financial Accounting Standards No. 123(R) and FASB Interpretation No. 48 and (2) regarding a change in the composition of the Company’s reportable segments). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Forward-looking statements

Certain statements in this prospectus and in the documents that we incorporate by reference that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to our business position, plans, transition, outlook, revenues, earnings, margins, accretion, synergies and other financial items, restructuring plans, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal production capacity and expansion, competitive pricing, relative market position and outlook. While we believe such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified, in some cases, by the use of certain terms and phrases including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; delays or challenges related to removing, transporting or reinstalling equipment; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. These and other factors are discussed in greater detail in our periodic filings with the SEC. The information contained in this prospectus and in the documents incorporated by reference represents our best judgment at the date of this prospectus based on information currently available. However, we do not intend, and are not undertaking any duty or obligation, to update this information to reflect developments or information obtained after the date of this prospectus.